
                                               DIAGNOSTIC/RETRIEVAL SYSTEMS, INC. AND SUBSIDIARIES

                                                        Computation of Earnings per Share                                Exhibit 11

                                                                                  Years Ended March 31,
                                                      -----------------------------------------------------------------------------
                                                                1996                      1995                      1994
                                                      -------------------------  ------------------------  ------------------------
                                                        Primary   Fully Diluted   Primary   Fully Diluted   Primary   Fully Diluted
                                                      ----------  -------------  ---------  -------------  ---------  -------------
Shares:
  Weighted average number of shares of Class A and
  Class B Common Stock outstanding ................    5,470,028    5,470,028    5,108,296    5,108,296    5,334,477    5,334,477

  Effect of dilutive common stock options .........      177,475      186,486      123,038      131,613       55,836       62,935

  Effect of 8 1/2% convertible subordinated
    debentures (1) ................................        --           --           --           --           --           --

  Effect of 9% senior subordinated convertible
    debentures ....................................        --       1,373,839        --           --           --           --
                                                      ----------   ----------   ----------   ----------   ----------   ----------
        Adjusted shares ...........................    5,647,503    7,030,353    5,231,334    5,239,909    5,390,313    5,397,412
                                                      ==========   ==========   ==========   ==========   ==========   ==========
Net Earnings:
  Net earnings for the year .......................   $4,103,000   $4,103,000   $2,604,000   $2,604,000   $1,615,000   $1,615,000

  Effect of assumed conversion of 8 1/2%
  convertible subordinated debentures (2) .........         --           --           --           --           --           --

  Effect of assumed conversion of 9%
  senior subordinated convertible debentures ......         --        748,000         --           --           --           --
                                                      ----------   ----------   ----------   ----------   ----------   ----------
      Adjusted net earnings .......................   $4,103,000   $4,851,000   $2,604,000   $2,604,000   $1,615,000   $1,615,000
                                                      ==========   ==========   ==========   ==========   ==========   ==========

  Earnings per share (adjusted net earnings
  divided by adjusted shares) .....................   $     0.73   $     0.69   $     0.50   $     0.50   $     0.30   $     0.30
                                                      ==========   ==========   ==========   ==========   ==========   ==========
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(1)  The 8 1/2% convertible subordinated debentures are excluded from the calculation of fully diluted earnings per share for fiscal years 1996, 1995 and 1994, as they would have an antidilutive effect on earnings per share.